Stone Harbor Investment Funds
Stone Harbor Closed-End Funds

Proxy Voting Policies And Procedures

Stone Harbor Investment Partners LP (“Stone Harbor” or the “Adviser”)-managed U.S. registered open-end investment companies (the “Stone Harbor Investment Funds”) and Stone Harbor-managed U.S. registered closed-end investment companies (the “Stone Harbor Closed-End Funds,” together with the Stone Harbor Investment Funds, the “Funds”) have adopted the following policies and procedures to determine how to vote proxies relating to portfolio securities held by each Fund.

A.        DELEGATION

The Board of Trustees of each Fund (the “Board of Trustees,” or the “Board”) has delegated to the Adviser the responsibility for voting proxies relating to portfolio securities held by a Fund as a part of the investment advisory services provided by the Adviser to the Fund. All such proxy voting responsibilities shall be subject to the Board’s continuing oversight. Notwithstanding this delegation of responsibilities for voting proxies, a Fund may revoke such delegation, in whole or in part, at any time.

B.        FIDUCIARY DUTY

The Adviser is a fiduciary to each of the Funds and shall vote proxies in a manner consistent with the best interests of each such Fund and its shareholders. Every reasonable effort shall be made by the Adviser to vote the Funds’ proxies. However, the Adviser shall not be required to vote a proxy if it is not practicable to do so, or if it determines that the potential costs involved with voting a proxy outweigh the potential benefits to a Fund or its shareholders.

C.        PROXY VOTING SERVICES

The Adviser may engage an independent proxy voting service to assist it in the voting of the Funds’ proxies. Such a service would be responsible for coordinating with each Fund’s custodian to ensure that all applicable proxy solicitation materials received by the custodian are processed in a timely fashion.

D.        CONFLICTS OF INTEREST

The proxy voting guidelines of the Adviser shall address the procedures it would follow with respect to conflicts of interest.

E.        ANNUAL FILING

Each Fund shall file an annual report of each proxy voted with respect to portfolio securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.

F.        REPORTS

The Adviser shall report annually to the Board of Trustees with respect to the filing of Form N-PX with the Securities and Exchange Commission.

G.        ROLE OF THE BOARD OF DIRECTORS

The Board of Trustees shall oversee the Adviser’s proxy voting processes and periodically review the Funds’ and the Adviser’s proxy voting policies and procedures. The Adviser shall notify the Board promptly of any material changes to the Adviser’s proxy voting policies and procedures.

Last Reviewed March 2017

2